Exhibit 10.1

Execution Version

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of October 6, 2021, is entered into among New England Cannabis Corporation, Inc., a Massachusetts corporation (the “Company”), Kenneth V. Stevens, an individual residing in the Commonwealth of Massachusetts (the “Shareholder”), 4Front Ventures Corp., a corporation amalgamated under the Laws of the Province of British Columbia, Canada (“4Front”), and 4Front NECC Acquisition Co., a Massachusetts corporation (“Merger Sub”).

RECITALS

WHEREAS, the Shareholder owns 100% of the issued and outstanding Company Common Stock (as defined below);

WHEREAS, the Company holds a Tier 4 Marijuana Cultivation License (#MC281251) and a Marijuana Product Manufacturing License (#MP281466) (collectively, the “Licenses”), both of which were issued by the Massachusetts Cannabis Control Commission (the “CCC”);

WHEREAS, 4Front desires to acquire the Company and the Licenses, subject to CCC approval and the other conditions set forth in this Agreement;

WHEREAS, in furtherance of the foregoing, the parties intend that the Company be merged with and into Merger Sub, with Merger Sub surviving the merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and the Shareholder, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the Shareholder in accordance with the Massachusetts Business Corporations Act (the “MBCA”);

WHEREAS, the respective boards of directors of 4Front and Merger Sub have (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of 4Front, Merger Sub and their respective stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, 4Front and the Shareholder are entering into a Membership Interest Purchase Agreement, of even date herewith (the “Real Estate MIPA”), pursuant to which 4Front (or one of its wholly owned subsidiaries) intends to acquire from the Shareholder 100% of the issued and outstanding membership interests of 29 Everett Street LLC, a Massachusetts limited liability company (“29 Everett Street LLC”), subject to certain closing conditions (the “Real Estate Acquisition”).

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NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions

Terms not otherwise defined in this Agreement have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Documents” means the Articles of Merger and any other agreements or documents to be executed and delivered by the parties hereto in connection with the Merger or the other transactions contemplated by this Agreement.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Phoenix, Arizona, Holliston, Massachusetts or Vancouver, British Columbia are authorized or required by Law to be closed for business.

“Canadian Securities Laws” means, collectively, all applicable securities laws of each Province of Canada (other than Quebec) and the respective rules and regulations under such laws together with applicable published policy statements, notices, orders, blanket rulings and other regulatory instruments of the securities regulatory authorities in such jurisdiction, including the rules and policies of the CSE, in each case as now in effect and as they may be promulgated or amended from time to time.

“Closing Per Share Merger Consideration” means (a) the Merger Consideration, divided by (b) the number of issued and outstanding shares of Company Common Stock as of the Effective Time.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Common Stock” means the common stock, no par value per share, of the Company.

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“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“CSE” means the Canadian Securities Exchange.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Shareholder concurrently with the execution and delivery of this Agreement; provided, however, that each of 4Front and Merger Sub acknowledges and agrees that information and documentation provided electronically to 4Front (a) in the “Project Mayflower” virtual data room (hosted on Onehub) or (b) via e-mail sent to Karl Chowscano on October 4, 2021 (with the subject line “NECC/Everett Disclosure Due Diligence Documents” or “NECC/Everett Disclosure E-Mail Communication”) will be deemed to have been included in the Disclosure Schedules so long as (i) such information was delivered prior to the date of this Agreement and (ii) the relevance of such information as it relates to any representation, warranty or other provision set forth in this Agreement is reasonably apparent on its face.

“Dollars” or “$”  means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Form 9” means the CSE Notice of Issuance or Proposed Issuance of Listed Securities.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, provincial, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

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“Knowledge” means, when used with respect to the Company or the Shareholder, the actual or constructive knowledge of the Shareholder or any other director or officer of the Company, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, provided, that, any time that the term “Law” is used herein, any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of the United States federal government that prohibits or penalizes commercial cannabis activities is excluded therefrom.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means, with respect to a party, any changes, events, circumstances or developments that have, would have, or would reasonably be expected to have, a material adverse effect on (a) the historical, near-term or long-term projected business, assets, properties, results of operations or condition (financial or otherwise) of such party, (b) the value of such party, or (c) the ability of such party to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities in order to conduct the applicable business.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

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“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the business conducted or proposed to be conducted by the Company as of, and at any time within the 12-month period prior to, the date hereof or the Closing Date. For the avoidance of doubt, (a) the Restricted Business specifically includes growing, cultivating, harvesting and processing cannabis and related products and (b) the Restricted Business specifically does not include the retail sale of cannabis and related products.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stevens Note” means that certain Loan Agreement between the Company and the Shareholder dated October 21, 2016 in the original principal amount of Six Hundred and Seventy-Five Thousand Dollars ($675,000.00 USD).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Territory” means the Commonwealth of Massachusetts.

“Transaction Expenses” means all fees and expenses incurred by the Company and any Affiliate (including, without limitation, the Shareholder) at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby, provided, however, that the filing fee for the Change of Ownership and Control Application with the CCC shall not be considered a Transaction Expense.

Article II
The Merger

Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, at the Effective Time, (a) the Company will merge with and into Merger Sub, (b) Merger Sub will change its legal name to “New England Cannabis Corporation, Inc.,” and (c) the separate corporate existence of the Company will cease and Merger Sub will continue its corporate existence under the MBCA as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

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Section 2.02 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Arizona time, no later than three (3) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), via the parties’ remote exchange of fully executed Ancillary Agreements and other Closing deliverables, or at such other time or on such other date or at such other place as 4Front and the Shareholder may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.03 Merger Consideration. The consideration for the Merger shall be as follows (collectively, the “Merger Consideration”):

(a)       cash in the amount of (i) Four Million Dollars ($4,000,000.00 USD), plus (ii) the amount of cash and accounts receivable (if any) held by the Company immediately prior to the Effective Time as evidenced in a certificate provided to 4Front prior to the Closing in a form reasonably acceptable to 4Front, plus (iii) an amount paid on account of the cannabis products and/or inventory (A) transferred from the Company to 4Front (or its Affiliates) between the date hereof and the Closing Date and (B) held by the Company as of the Closing Date, which the parties agree to be Two Million Dollars ($2,000,000.00 USD), subject to adjustment in accordance with Section 2.14 (as so adjusted, the “Inventory Payment Amount”), minus (iv) the amount outstanding under the Stevens Note as of the Closing Date, as evidenced by a payoff letter provided by the Shareholder to 4Front prior to the Closing (the amount calculated by items (i), (ii), (iii) and (iv) collectively, the “Closing Date Payment”);

(b)       a Promissory Note in the initial principal amount of Five Million Dollars ($5,000,000.00 USD), substantially in the form attached hereto as Exhibit A (the “Seller Note”), issued by 4Front bearing interest at an annual rate equal to ten percent (10%) and maturing on the second (2nd) anniversary of the Closing Date; provided, however, that 4Front shall have the right, in its sole discretion, to increase the Closing Date Payment by $5,000,000 in lieu of issuing the Seller Note at the Closing (and in such case, all references herein to the “Closing Date Payment” shall be deemed to include reference to such increased amount); and

(c)       Thirty Million Dollars ($30,000,000.00 USD), payable by 4Front in the form of twenty-five million (25,000,000) Class A Subordinate Voting Shares (the “Consideration Shares”) in the capital of 4Front (the “4Front Shares”), with a deemed value of One Dollar and Twenty Cents ($1.20 USD) per share.

Section 2.04   Closing Deliverables.

(a)       At or prior to the Closing, the Company and the Shareholder shall deliver to 4Front the following:

(i)       resignations of the directors and officers of the Company pursuant to Section 5.06;

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(ii)       a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;

(iii)       a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Shareholder approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iv)       a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(v)       a good standing certificate (or its equivalent) with respect to the Company, issued by the Secretary of the Commonwealth of the Commonwealth of Massachusetts within five (5) Business Days prior to the Closing Date;

(vi)       the FIRPTA Statement;

(vii)       any and all certificates evidencing the issued and outstanding Company Common Stock, or stock transfer powers and assignments separate from such certificates, in form and substance satisfactory to 4Front; and

(viii)       such other documents or instruments as 4Front reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)       At the Closing, 4Front shall deliver to the Shareholder (or such other Person as may be specified herein) the following:

(i)       a stock certificate or direct entry registration, without the issuance of certificates, in the name of the Shareholder or any designee (each of which may be an individual or any other Person) of the Shareholder, and in such proportions as designated by the Shareholder in writing prior to the Closing (such designees, the “Stock Consideration Designees”), evidencing 4Front’s valid issuance and delivery of the 4Front Shares constituting the Consideration Shares;

(ii)       the Seller Note, except in the event of an increase in the Closing Date Payment, in 4Front’s discretion, pursuant to Section 2.03(b);

(iii)       payoff of the Stevens Note to the Shareholder;

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(iv)       the Closing Date Payment (inclusive, if applicable, of any adjustment pursuant to Section 2.03(b) and/or Section 2.14);

(v)       a certificate, dated the Closing Date and signed by a duly authorized officer of 4Front and Merger Sub, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied;

(vi)       a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of 4Front and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the boards of directors of 4Front and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(vii)       a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of 4Front and Merger Sub certifying the names and signatures of the officers of 4Front and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder; and

(viii)       such other documents or instruments as the Shareholder reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.05   Effective Time Subject to the provisions of this Agreement, at the Closing, the Company and Merger Sub shall cause articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of the Commonwealth of the Commonwealth of Massachusetts in accordance with the relevant provisions of the MBCA and shall make all other filings or recordings required under the MBCA. The Merger shall become effective at such time as the Articles of Merger has been duly filed with the Secretary of the Commonwealth of the Commonwealth of Massachusetts or at such later date or time as may be agreed by the Shareholder and 4Front in writing and specified in the Articles of Merger in accordance with the MBCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.06   Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.07   Articles of Organization; Bylaws. At the Effective Time, (a) the Articles of Organization of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Organization of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the Articles of Organization of the Surviving Corporation or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of the Company. Upon the filing of the Articles of Merger, Articles of Amendment shall be filed with the Massachusetts Secretary of the Commonwealth to effect the foregoing provisions of this Section 2.07.

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Section 2.08   Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Organization and Bylaws of the Surviving Corporation.

Section 2.09   Effect of the Merger on Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of 4Front, Merger Sub, the Company or the Shareholder:

(a)       Cancellation of Certain Company Common Stock. Shares of Company Common Stock (the “Shares”) that are owned by 4Front, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries, in each case prior to the Effective Time, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)       Conversion of Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled and retired in accordance with Section 2.09(a), and (ii) Dissenting Shares) shall be converted into the right to receive the Closing Per Share Merger Consideration, without interest.

(c)       Conversion of Merger Sub Capital Stock. Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(d)       Further Issuance of Common Stock of Surviving Corporation. At the Effective Time, the Surviving Corporation shall issue 9,000 newly issued, fully paid and non-assessable shares of common stock to 4Front as consideration for 4Front assuming the obligations under this Agreement to deliver and issue, at the Effective Time, the Closing Date Payment, the Seller Note (if applicable) and the Consideration Shares.

Section 2.10   Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.09, Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 2.09(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with the MBCA (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the MBCA with respect to such Shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by the MBCA; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to the MBCA or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the MBCA, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.09(b), without interest thereon. The Company shall provide 4Front prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the MBCA that relates to such demand, and 4Front shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of 4Front, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

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Section 2.11   No Further Ownership Rights in Company Common Stock. All Merger Consideration paid or payable upon the surrender of certificates in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares formerly represented by such certificate, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II and elsewhere in this Agreement.

Section 2.12   Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.13   Withholding Rights. Each of 4Front, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by 4Front, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which 4Front, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.14   Adjustment of Inventory Payment Amount. Notwithstanding anything to the contrary set forth in Section 2.03(a), the parties acknowledge and agree that the Inventory Payment Amount stated therein is based on their mutual assumption that the Company will transfer and deliver to 4Front and its Affiliates an aggregate of one thousand four hundred fifty (1,450) pounds of cannabis products (the “Baseline Product Quantity”) between the date hereof and the Closing Date (inclusive of any such products in the Company’s inventory on the Closing Date). To the extent that the aggregate quantity of cannabis products actually transferred and delivered by the Company to 4Front and its Affiliates hereunder (inclusive of any such products in the Company’s inventory on the Closing Date, the “Actual Product Quantity”) is less than, or greater than, the Baseline Product Quantity, the Inventory Payment Amount shall be adjusted as follows:

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(a)       if the Actual Product Quantity is less than the Baseline Product Quantity, the Inventory Payment Amount will be equal to: (i) $2,000,000.00 USD multiplied by (ii) a fraction, (A) the numerator of which is the Actual Product Quantity and (B) the denominator of which is the Baseline Product Quantity; and

(b)       if the Actual Product Quantity is greater than the Baseline Product Quantity, 4Front and the Shareholder will negotiate in good faith to determine a mutually acceptable price with respect to the excess of the Actual Product Quantity over the Baseline Product Quantity.

By way of example only with respect to Section 2.14(a), if the Actual Product Quantity is one thousand (1,000) pounds, the Inventory Payment Amount (as adjusted) would be equal to $2,000,000.00 USD * (1,000 / 1,450) = $1,379,310.34 USD. For the avoidance of doubt, if the Company transfers and delivers exactly the Baseline Product Quantity to 4Front and its Affiliates hereunder, the Inventory Payment Amount stated in Section 2.03(a) (i.e., $2,000,000.00 USD) will not be adjusted.

Article III
Representations and warranties of
the Company AND THE SHAREHOLDER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company and the Shareholder jointly and severally represent and warrant to 4Front and Merger Sub that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01   Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is not required to be licensed or qualified to do business in any jurisdiction other than the Commonwealth of Massachusetts.

Section 3.02   Authority; Enforceability. The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or any other Laws of general application affecting the enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or any other Laws of general application affecting the enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

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Section 3.03   No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Articles of Organization, Bylaws or other organizational documents of the Company (“Company Charter Documents”); (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Articles of Merger with the Secretary of the Commonwealth of the Commonwealth of Massachusetts (ii) the CCC’s approval of a change of control/ownership with respect to the Licenses, and (iii) applicable approvals from the Town of Holliston.

Section 3.04   Capitalization.

(a)       The authorized capital stock of the Company consists of ten thousand (10,000) Shares, of which ten thousand (10,000) Shares are issued and outstanding as of the close of business on the date of this Agreement. All of such issued and outstanding Shares are held, beneficially and of record, by the Shareholder.

(b)       No subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Company Common Stock.

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(c)       All issued and outstanding shares of Company Common Stock are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof. All issued and outstanding shares of Company Common Stock were issued in compliance with applicable Law.

(d)       No outstanding Company Common Stock is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(e)       All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

Section 3.05   No Subsidiaries. The Company does not own, or have any interest in, any shares or have an ownership interest in any other Person.

Section 3.06   Undisclosed Liabilities; No Undisclosed Contracts. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the balance sheet of the Company as at December 31, 2020, a complete and accurate copy of which has been provided to 4Front, and (b) those which have been incurred in the ordinary course of business consistent with past practice since December 31, 2020 and which are not, individually or in the aggregate, material in amount. The Company is not a party to, and its properties and assets are not bound by or subject to, any Contract(s), except for those Contracts previously disclosed by the Shareholder, complete and accurate copies of which have been provided to 4Front.

Section 3.07   Title to Assets. The Company has good and valid title to, or a valid leasehold interest in, all personal property and other assets held by it, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)       liens for Taxes not yet due and payable;

(b)       mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

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(c)       liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company (provided that a complete and accurate copy of each such Contract has been provided to 4Front);

(d)       zoning ordinances and other similar entitlements affecting the premises leased by the Company for the operation of the Licenses; and

(e)       liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

Section 3.08   Insurance. Section 3.08 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been delivered to 4Front. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are, to the Company’s Knowledge, financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.09   Legal Proceedings; Governmental Orders.

(a)       There are no Actions pending or, to the Company’s Knowledge, threatened (i) against or by the Company or the Shareholder affecting any of its properties or assets; or (ii) against or by the Company or the Shareholder that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

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(b)       There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or the Shareholder, or any of their respective properties or assets.

Section 3.10   Compliance With Laws; Permits.

(a)       The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b)       All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.10(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.10(b) of the Disclosure Schedules.

Section 3.11   Employment Matters.

(a)       Section 3.11(a) of the Disclosure Schedules lists: (i) all employees, independent contractors, and consultants of the Company; and (ii) for each individual described in clause (i), the individual’s title or position, hire date, and compensation, any Contracts entered into between the Company and such individual, and the fringe benefits provided to each such individual. All compensation payable to all employees, independent contractors, or consultants of the Company for services performed on or prior to the Closing Date have been paid in full.

(b)       To the Company’s Knowledge, the Company is and has been in compliance in all material respects with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of the Company.

Section 3.12   Taxes.

(a)       All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (“Tax Returns”) required to be filed by the Company on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. The Company has delivered to 4Front copies of all Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2017.

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(b)       The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)       No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)       The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(e)       There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(f)       The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(g)       No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(h)       The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(i)       The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(j)       The Company has not been a “distributing corporation” or a "controlled corporation" in connection with a distribution described in Section 355 of the Code.

(k)       The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

Section 3.13   Related Party Transactions. No executive officer or director of the Company or any Person owning 5% or more of the Shares (or any of such Person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

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Section 3.14   Brokers. Except for EVMARC Advisors (Peter Nagle), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company or the Shareholder. Any and all fees, commissions or other amounts payable to EVMARC Advisors (Peter Nagle) are the sole and exclusive responsibility of the Shareholder, and shall be paid in full by the Shareholder at or prior to the Closing.

Section 3.15   Investment Representations. The Shareholder is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act. The Shareholder is acquiring the Consideration Shares solely for his own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Shareholder acknowledges that the Consideration Shares are not registered under the Securities Act or any state securities laws, and that the Consideration Shares may not be transferred or sold except pursuant to Canadian Securities Laws or the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Shareholder is able to bear the economic risk of holding the Consideration Shares for an indefinite period (including total loss of his investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of his investment. The Shareholder has had the opportunity to visit with 4Front and meet with the officers of 4Front and other Representatives to discuss the business, assets, liabilities, financial condition and operations of 4Front, has received all materials, documents and other information that the Shareholder deems necessary or advisable to evaluate 4Front and the Consideration Shares and has made his own independent examination, investigation, analysis and evaluation of 4Front and the Consideration Shares, including his own estimate of the value of the Consideration Shares. The Shareholder has undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of 4Front) as the Shareholder deems adequate. By executing this Agreement, the Shareholder further represents that he does not presently have any contract, undertaking, agreement or arrangement with any person to sell, contribute, transfer or grant participations to such person or to any third person, with respect to any of the Consideration Shares. The Shareholder is a person or company outside of Canada and the acquisition of the Consideration Shares is not part of a plan or scheme to avoid the prospectus requirements in connection with a distribution of such securities to a person or company in Canada. The Shareholder consents: (a) to the disclosure of certain information to the CSE as required to be included in Form 9 in connection with the Merger and the Real Estate Acquisition; and (b) to the collection, use and disclosure of their information by the CSE in the manner and for the purposes described in Appendix A of Form 9 or as otherwise identified by the CSE, from time to time.

Section 3.16   Full Disclosure. No representation or warranty by the Company or the Shareholder in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to 4Front pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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Article IV
Representations and warranties of
4FRONT and merger sub

4Front and Merger Sub represent and warrant to the Company and the Shareholder that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01   Organization and Authority of 4Front and Merger Sub; Enforceability. 4Front is a corporation duly amalgamated, validly existing and in good standing under the Laws of the Province of British Columbia, Canada. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts. Each of 4Front and Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Each of 4Front and its subsidiaries (a) has full corporate power and authority to carry on its business as it has been and is currently conducted and (b) is properly registered and is qualified to carry on its business under the Laws of each jurisdiction in which it carries on its business, except as would not have a Material Adverse Effect. The execution, delivery and performance by 4Front and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by 4Front and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of 4Front and Merger Sub and no other corporate proceedings on the part of 4Front or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by 4Front and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of 4Front and Merger Sub enforceable against 4Front and Merger Sub in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or any other Laws of general application affecting the enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. When each Ancillary Document to which 4Front or Merger Sub is or will be a party has been duly executed and delivered by 4Front or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of 4Front or Merger Sub enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or any other Laws of general application affecting the enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 4.02   No Conflicts; Consents. The execution, delivery and performance by 4Front and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of 4Front or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to 4Front or Merger Sub; or (c) require the consent, notice or other action by any Person under any Contract to which 4Front or Merger Sub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to 4Front or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Articles of Merger with the Secretary of the Commonwealth of the Commonwealth of Massachusetts, (ii) the CCC’s approval of a change of control/ownership with respect to the Licenses, and (iii) necessary filings under applicable Canadian Securities Laws and with the CSE, as applicable.

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Section 4.03   No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.04   Brokers. Except for Fort Capital Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of 4Front or Merger Sub. Any and all fees, commissions or other amounts payable to Fort Capital Partners are the sole and exclusive responsibility of 4Front, and shall be paid in full by 4Front at or prior to the Closing.

Section 4.05   Legal Proceedings; Governmental Orders; Bankruptcy. There are no Actions pending or, to 4Front’s or Merger Sub’s knowledge, threatened against or by 4Front, Merger Sub, or any of their respective Affiliates, that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. There are no outstanding material Governmental Orders and no material unsatisfied judgments, penalties or awards against or affecting 4Front’s or Merger Sub’s properties or assets that would reasonably be expected to have a Material Adverse Effect. Neither 4Front nor Merger Sub, nor their respective subsidiaries, has made any assignment for the benefit of its creditors nor has any receiving order been made against it under applicable bankruptcy legislation or similar Laws of any other jurisdiction, nor has any petition for such an order been served upon it, nor has it attempted to take the benefit of any legislation with respect to financially distressed debtors.

Section 4.06   Capitalization.

(a)       The authorized capital of 4Front consists of an unlimited number of Class A Subordinate Voting Shares and an unlimited number of Class C Multiple Voting Shares, of which, as of the date hereof, 592,644,240 Class A Subordinate Voting Shares are issued and outstanding and 1,276,208 Class C Multiple Voting Shares are issued and outstanding, all of which shares are validly issued as fully paid and non-assessable shares. No Person holds any securities convertible or exchangeable into securities of 4Front or its subsidiaries or has any agreement, warrant, option, right, or privilege (whether pre-emptive or contractual) being capable of becoming an agreement, warrant, option or right (whether or not conditional) for the purchase or any other acquisition of any unissued securities of 4Front or its subsidiaries except (i) options to purchase 54,606,030 Class A Subordinate Voting Shares held by directors, officers, employees and consultants of 4Front, (ii) listed warrants to purchase 10,468,850 Class A Subordinate Voting Shares, and (iii) unlisted warrants to purchase 29,310,315 Class A Subordinate Voting Shares. None of the 4Front Shares were issued in violation of any agreement, arrangement or commitment to which 4Front is a party or is subject to or in violation of any preemptive or similar rights of any Person.

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(b)       The Consideration Shares to be issued to the Shareholder and the Stock Consideration Designees pursuant to this Agreement, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and will be issued in compliance with applicable securities Laws. The 4Front Shares are presently listed for trading on the CSE. No order ceasing or suspending trading in the 4Front Shares (or any of them) or any other securities of 4Front is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of 4Front, are pending, contemplated or threatened.

(c)       Upon issuance of the Consideration Shares to the Shareholder and the Stock Consideration Designees, in accordance with this Agreement, all of such Consideration Shares (i) will be duly authorized and validly issued, fully paid and non-assessable shares, free and clear from all Encumbrances (except for Encumbrances arising under applicable securities Laws), with the Shareholder and the Stock Consideration Designees being entitled to all rights accorded to a holder of the 4Front Shares; (ii) such Consideration Shares will be listed and posted for trading on the CSE; (iii) except as set forth in Section 5.10 of this Agreement, will not be subject to any restrictions on the transferability or voting thereof imposed by 4Front or any resale restrictions under applicable Canadian Securities Laws (whether effected by legends on certificates, stop transfer instructions or otherwise), provided that the conditions set out in Section 2.6(3) of National Instrument 45-102 - Resale of Securities are met; and (iv) will be “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act, and, as such, will bear a restrictive legend substantially similar to the following:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(d)       Assuming the accuracy of the Shareholder’s representations and warranties set forth in this Agreement, including Section 3.15 hereof, the issuance by 4Front of the Consideration Shares to the Shareholder and the Stock Consideration Designees in accordance with this Agreement is (i) exempt from registration under the Securities Act, and (ii) made pursuant to prospectus exemptions under applicable Canadian Securities Laws.

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Section 4.07   Canadian Securities Law Matters.

(a)       4Front is a “reporting issuer” under Canadian Securities Laws, is not on the list of reporting issuers in default under the Canadian Securities Laws and is in compliance in all material respects with all such Canadian Securities Laws. 4Front has not taken any action to cease to be a reporting issuer nor has 4Front received written notification from any Governmental Authority seeking to revoke the reporting issuer status of 4Front. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of any kind or type of 4Front that may prevent or restrict trading is pending, in effect, has been threatened in writing or is expected to be implemented or undertaken.

(b)       The Consideration Shares to be issued pursuant to this Agreement will be distributed pursuant to the exemptions set out in National Instrument 45-106 - Prospectus Exemptions.

(c)       The Consideration Shares will not bear any legend under Canadian Securities Laws.

(d)       The definitive form of certificates for the Consideration Shares, if any, to be issued to the Shareholder and the Stock Consideration Designees pursuant to this Agreement have been, and will be on the Closing Date, duly authorized, approved and adopted by 4Front and comply with all legal requirements relating thereto.

Section 4.08   CSE and SEC Disclosure.

(a)       Since July 31, 2019, 4Front has, in all material respects, timely filed with the applicable Governmental Authorities and the CSE all forms, reports, schedules, statements and other documents required to be filed by 4Front with the CSE under applicable Canadian Securities Laws (collectively, the “Canadian Filings”), except where the failure to file would not reasonably be expected to have a Material Adverse Effect.

(b)       As of their respective filing dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Canadian Filings complied in all material respects with all applicable Canadian Securities Laws and did not contain any untrue statement of a material fact or omit to state a material fact necessary to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. 4Front has not filed any confidential material change report which at the date of this Agreement remains confidential.

(c)       4Front has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished by it, to the extent applicable, under the Securities Act, the Exchange Act, or Sarbanes-Oxley Act, as the case may be, including any amendments or supplements thereto, from and after, July 31, 2019, or such later date that 4Front became required to file such documents with the SEC (collectively, the “4Front SEC Reports”), except where the failure to file would not reasonably be expected to have a Material Adverse Effect. As of their respective filing dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the 4Front SEC Reports (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act, or Sarbanes-Oxley Act, as the case may be and as applicable, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

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(d)       Except as disclosed in the Canadian Filings, there has not been any material change in the capital, assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of 4Front and its subsidiaries (taken as a whole) from the position set forth in the 4Front Financial Statements (as defined below), and there has not been any adverse material change in the business, operations, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), financial condition or results of operations of 4Front and its subsidiaries (taken as a whole) since June 30, 2021; and since that date there have been no material facts, transactions, events or occurrences which would reasonably be expected to materially and adversely affect the business, operations, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), financial condition or results of operations of 4Front and its subsidiaries (taken as a whole).

Section 4.09   Financial Statements. 4Front’s (a) audited financial statements consisting of the consolidated balance sheet of 4Front as at December 31, 2020 and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for the year then ended (the “4Front Audited Financial Statements”), and (b) unaudited interim financial statements consisting of the condensed consolidated balance sheet of 4Front as of June 30, 2021 and the related condensed consolidated interim statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for the six-month period then ended (the “4Front Interim Financial Statements” and together with 4Front Audited Financial Statements, the “4Front Financial Statements”) as filed on the SEC’s EDGAR database have been prepared in accordance with GAAP subject, in the case of 4Front Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes (that, if presented, would not differ materially from those presented in 4Front Audited Financial Statements). The 4Front Financial Statements are based on the books and records of 4Front, and, in all material respects, fairly present the financial condition of 4Front and each subsidiary of 4Front as of the respective dates they were prepared and the results of the operations of 4Front for the periods indicated.

Section 4.10   Compliance with Permits.

(a)       4Front and each subsidiary of 4Front has complied and is now complying with all applicable Laws applicable to it or its business, properties or assets (including, for the avoidance of doubt, (i) Laws relating to illegal payments and bribes; and (ii) applicable Laws relating to illegal political contributions, including all requirements of the United States Foreign Corrupt Practices Act of 1977, and the regulations thereunder, as amended from time to time), except where failure to comply with such Laws would reasonably be expected to have a Material Adverse Effect.

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(b)       All Permits required for 4Front and each subsidiary of 4Front to conduct its business have been obtained by it and are valid and in full force and effect except where such failure to obtain or maintain such Permit would not have a Material Adverse Effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. To the knowledge of 4Front, no event has occurred that, without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit where such revocation, suspension, lapse or limitation would reasonably be expected to have a Material Adverse Effect.

Section 4.11   Bad Actor. None of 4Front, any of the predecessors, any director, executive officer, or other officer of 4Front participating in the transactions contemplated by this Agreement and the other Transaction Documents, any beneficial owner of 20% or more of 4Front’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with 4Front in any capacity at the time of sale is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) of Regulation D promulgated under the Securities Act, except for any such event covered by Rule 506(d)(2) or (d)(3) of Regulation D promulgated under the Securities Act.

Article V
Covenants

Section 5.01   Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by 4Front, the Company shall (and the Shareholder shall cause the Company to) (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall (and the Shareholder shall cause the Company to):

(a)       preserve and maintain all of its Permits (including, without limitation, the Licenses);

(b)       pay its debts, Taxes and other obligations when due;

(c)       maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)       continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

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(e)       defend and protect its properties and assets from infringement or usurpation;

(f)       perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g)       maintain its books and records in accordance with past practice;

(h)       use reasonable best efforts to produce cannabis and cannabis products that meet or exceed the relevant testing standards under applicable Laws, and to transfer and deliver such products to 4Front (or its designated Affiliate) in such amounts and at such times as may be mutually determined by 4Front and the Company, subject to compliance with applicable Laws; and

(i)       comply in all material respects with all applicable Laws.

In addition, from the date hereof until the Closing, except as consented to in writing by 4Front, the Company shall not (and the Shareholder shall cause the Company not to):

(1)       amend the Company Charter Documents;

(2)       issue, sell or otherwise dispose of, or create or permit any Encumbrance on, any of the Shares, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Shares;

(3)       declare or pay any distributions on or in respect of any of the Shares, or redeem or repurchase any of the Shares;

(4)       materially change any method of accounting or accounting practice of the Company, except as required by GAAP;

(5)       materially change the Company’s cash management practices, or its policies, practices or procedures with respect to inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses and/or deferral of revenue;

(6)       enter into any Contract, or terminate, amend or modify any Contract to which the Company is a party as of the date hereof;

(7)       incur, assume or guarantee any Indebtedness, except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(8)       transfer, assign, sell or otherwise dispose of any of the assets held by the Company as of the date hereof (including, without limitation, by transferring, assigning, selling or otherwise disposing of any cannabis products or inventory to any party other than 4Front and its Affiliates);

4817-8152-4729.10	24

(9)       create or permit any Encumbrance upon any of the Company’s or 29 Everett Street LLC’s properties or assets, tangible or intangible, except for a Permitted Encumbrance;

(10)       grant any bonuses, whether monetary or otherwise, or increase any wages, salary, severance, pension or other compensation or benefits payable to the Company’s current or former employees, officers, managers, independent contractors or consultants;

(11)       hire or promote any employee, except to fill a vacancy in the ordinary course of business;

(12)       adopt, modify or terminate any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

(13)       enter into a new line of business, or abandon or discontinue any existing line(s) of business;

(14)       adopt any plan of merger, consolidation, reorganization, liquidation or dissolution, or file of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(15)       purchase, lease or other acquire the right to own, use or lease any property or assets for an amount in excess of $10,000, individually or $50,000 in the aggregate, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(16)       acquire by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(17)       make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of 4Front in respect of any Post-Closing Tax Period; or

(18)       enter into any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Notwithstanding anything else contained in this Section 5.01 or otherwise in this Agreement, the parties expressly agree that the Company may, and the Shareholder may cause the Company to, transfer any and all Permits and other assets related to a proposed Marijuana Retailer location at 204 North Beacon Street, Brighton, Massachusetts, including all appeal rights relating to any zoning decisions in respect thereof, and 4Front and Merger Sub hereby release, on behalf of themselves and all of their Affiliates, all claims to the same.

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Section 5.02   Access to Information. From the date hereof until the Closing, the Company shall, upon reasonable advance notice to the Shareholder (a) afford 4Front and its Affiliates, and their respective Representatives, full and free access to and the right to inspect all of the Company’s real property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish 4Front and its Affiliates, and their respective Representatives, with such financial, operating and other data and information related to the Company as 4Front or any of its Affiliates, or their respective Representatives, may reasonably request; and (c) instruct the Representatives of the Company to cooperate with 4Front and its Affiliates, and their respective Representatives, in their investigation of the Company. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and any physical inspection shall occur during normal business hours unless otherwise agreed to by the Shareholder. No investigation by 4Front or its Affiliates, or their respective Representatives, or other information received by any such Persons, shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement. Notwithstanding the foregoing, all access to the real property and all other property, books, records, documents, and data of the Company shall be made in accordance with all applicable Laws, including, without limitation, M.G.L. c. 94G and 935 CMR 500.000 et seq.

Section 5.03   No Solicitation of Other Bids.

(a)       The Company and the Shareholder shall not, and shall not authorize or permit any of their Affiliates or any of their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company and the Shareholder shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than 4Front or any of its Affiliates) concerning (x) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (y) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (z) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b)       In addition to the other obligations under this Section 5.03, the Company and the Shareholder shall promptly (and in any event within three (3) Business Days after receipt thereof by the Company or its Representatives) advise 4Front orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

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(c)       The Company and the Shareholder agree that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to 4Front and that money damages would not provide an adequate remedy to 4Front.

Section 5.04   Notice of Certain Events.

(a)       From the date hereof until the Closing, the Company and the Shareholder shall promptly notify 4Front in writing of:

(i)       any fact, circumstance, event or action the existence, occurrence or taking of which (A) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company and the Shareholder hereunder not being true and correct or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)       any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)       any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)       any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company or the Shareholder that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.09 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)       4Front’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or the Shareholder in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules, unless the Closing occurs, in which event such information shall be deemed to amend and supplement the representations and warranties of the Shareholder and the Disclosure Schedules, as applicable.

Section 5.05   Resignations. The Company shall deliver to 4Front written resignations, effective as of the Closing Date, of the officers and directors of the Company requested by 4Front at least three (3) Business Days prior to the Closing.

Section 5.06   Governmental Approvals and Consents.

(a)       Each party hereto shall, as promptly as possible, use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents (including, without limitation, the CCC’s approval of a change of ownership or control with respect to the Licenses). Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Notwithstanding anything else contained herein to the contrary, the filing fee for the Change of Ownership and Control Application with the CCC shall be borne and paid for by 4Front.

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(b)       The Company and the Shareholder shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.02 of the Disclosure Schedules.

(c)       Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)       respond to any inquiries by any Governmental Authority regarding the transactions contemplated by this Agreement or any Ancillary Document;

(ii)       avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)       in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d)       All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

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(e)       Notwithstanding the foregoing, nothing in this Section 5.06 shall require, or be construed to require, 4Front or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of 4Front, the Company or any of their respective Affiliates, except to the extent necessary to comply with M.G.L. c. 94G and 935 CMR 500.000 et seq.; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to 4Front of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.07   Books and Records.

(a)       In order to facilitate the resolution of any claims made against or incurred by the Shareholder prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, 4Front shall:

(i)	retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and
(ii)	upon reasonable notice, afford the Representatives of the Shareholder reasonable access (including the right to make, at the Shareholder’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b)       In order to facilitate the resolution of any claims made by or against or incurred by 4Front or the Surviving Corporation after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, the Shareholder shall:

(i)       retain the books and records (including personnel files) of the Shareholder which relate to the Company and its operations for periods prior to the Closing; and

(ii)       upon reasonable notice, afford the Representatives of 4Front or the Surviving Corporation reasonable access (including the right to make, at 4Front’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(c)       Neither 4Front nor the Shareholder shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.07 where such access would violate any Law.

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Section 5.08   Closing Conditions From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.09   Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.10   Disposition of Consideration Shares; Obligations of Stock Consideration Designees.

(a)       The Shareholder acknowledges and agrees that his ability to sell or transfer the Consideration Shares will be subject to his and 4Front’s compliance with applicable Law, including (without limitation) the Securities Act and Canadian Securities Laws and any applicable state or provincial securities laws or regulations. In addition, the Shareholder covenants and agrees that during the 18-month period following the Closing Date, on any individual trading day, the Shareholder will only be permitted to Liquidate (as defined below) up to that number of Consideration Shares which is equal to ten percent (10%) of the average daily trading volume with respect to the 4Front Shares (as reported by the CSE) for the 5-trading day period immediately preceding the date of the transaction. The limitations set forth in the immediately preceding sentence shall be measured on an aggregate basis, taking into account any sales or other Liquidations of Consideration Shares by the Shareholder or his Affiliates. For the avoidance of doubt, from and after the next trading day immediately following the 18-month anniversary of the Closing Date, the limitations set forth in this Section 5.10 shall expire and be of no further force or effect. For purposes of this Section 5.10, the term “Liquidate” means the Shareholder’s direct or indirect (i) offer, pledge, sale, contract to sell, grant of any option or contract to purchase, purchase of any option or contract to sell or otherwise dispose of, directly or indirectly, any Consideration Shares or any securities convertible into, exercisable for or exchangeable for 4Front Shares or (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Consideration Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of 4Front Shares or such other securities, in cash or otherwise. Notwithstanding the foregoing, this Section 5.10 shall not prohibit the Shareholder from Liquidating, and the Shareholder shall be permitted to Liquidate, any amount of Consideration Shares pursuant to a block trade or other private sale of Consideration Shares, provided that such Liquidation (A) is made to one or more bona fide third party purchasers, none of whom/which is an Affiliate of the Shareholder, directly or indirectly, (B) must be made in compliance with the Securities Act and Canadian Securities Laws, and (C) such Liquidation shall not be made at a discount of greater than ten percent (10%) of the volume weighted average price (VWAP) of the 4Front Shares calculated for the five (5) trading days immediately prior to the date of such Liquidation.

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(b)       Each Stock Consideration Designee shall, at least five (5) Business Days prior to the Closing Date, provide to 4Front, in a form reasonably acceptable to 4Front, (i) an agreement executed by such Stock Consideration Designee (A) providing the representations and warranties of the same kind and nature given by the Shareholder herein relating to and necessary for the Shareholder’s receipt of the Consideration Shares, (B) covenanting to abide by the restrictions set forth in Section 5.10(a) and (C) consenting to the disclosure of information to the CSE in accordance with Section 3.15; and (ii) information and documentation of the same kind and nature provided by the Shareholder in connection with and necessary for the valid issuance of the Consideration Shares. With respect to any Stock Consideration Designee that does not provide the agreement and information set forth in this Section 5.10(b), 4Front shall not be obligated to issue any Consideration Shares to such Stock Consideration Designee pursuant to Section 2.04(b)(i) despite being so designated by the Shareholder, and 4Front shall instead issue such portion of the Consideration Shares to the Shareholder.

Section 5.11   Confidentiality. From and after the Closing, the Shareholder shall, and shall cause his Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that the Shareholder can show that such information (a) is generally available to and known by the public through no fault of the Shareholder, any of his Affiliates or their respective Representatives; or (b) is lawfully acquired by the Shareholder, any of his Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Shareholder or any of his Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Shareholder shall promptly notify 4Front in writing and shall disclose only that portion of such information which the Shareholder is advised by his counsel in writing is legally required to be disclosed, provided that the Shareholder shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.12   Non-Competition; Non-Solicitation.

(a)       For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), the Shareholder shall not, and shall not permit any of his Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, the Shareholder may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if the Shareholder is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

4817-8152-4729.10	31

(b)       During the Restricted Period, the Shareholder shall not, and shall not permit any of his Affiliates to, directly or indirectly, solicit any employee of the Company or encourage any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.12(b) shall prevent the Shareholder or any of his Affiliates from soliciting any employee whose employment has been terminated by the Company or 4Front or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)       During the Restricted Period, the Shareholder shall not, and shall not permit any of his Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company; provided that nothing in this Section 5.12(c) shall prevent Shareholder or any of his Affiliates from engaging in general advertisement or solicitation that is not directed specifically to any such clients or customers.

(d)       The Shareholder acknowledges that a breach or threatened breach of this Section 5.12 would give rise to irreparable harm to 4Front, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the Shareholder of any such obligations, 4Front shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)       The Shareholder acknowledges that the restrictions contained in this Section 5.12 are reasonable and necessary to protect the legitimate interests of 4Front and constitute a material inducement to 4Front to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.12 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.12 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.13   Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

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Article VI
Tax matters

Section 6.01   Tax Covenants.

(a)       Without the prior written consent of 4Front, prior to the Closing, the Company, its Representatives and the Shareholder shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of 4Front or the Surviving Corporation in respect of any Post-Closing Tax Period. The Company and the Shareholder agree that 4Front and its Affiliates are to have no liability for any Tax resulting from any action of the Company, any of its Representatives or the Shareholder. The Shareholder shall indemnify and hold harmless 4Front and its Affiliates against any such Tax or reduction of any Tax asset.

(b)       All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Shareholder when due; provided, however, that for avoidance of doubt the filing fee for the Change of Ownership and Control Application with the CCC shall be borne and paid for by 4Front. The Shareholder shall timely file any Tax Return or other document with respect to such Taxes or fees (and 4Front shall cooperate with respect thereto as necessary).

Section 6.02   Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company or the Shareholder shall be terminated as of the Closing Date. After such date neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder.

Section 6.03   Tax Indemnification. The Shareholder shall indemnify the Company, 4Front and each 4Front Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.12; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Shareholder shall reimburse 4Front for any Taxes of the Company that are the responsibility of the Shareholder pursuant to this Section 6.03 within 10 Business Days after payment of such Taxes by 4Front or the Company.

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Section 6.04   Tax Returns.

(a)       The Company and the Shareholder shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b)       4Front shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by 4Front to the Shareholder (together with schedules, statements and, to the extent requested by the Shareholder, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return. If the Shareholder objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, he shall, within 10 days after delivery of such Tax Return, notify 4Front in writing that he so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, 4Front and the Shareholder shall negotiate in good faith and use their reasonable best efforts to resolve such items. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of 4Front.

Section 6.05   Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)       in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)       in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.06   Contests. 4Front agrees to give written notice to the Shareholder of the receipt of any written notice by the Company, 4Front or any of 4Front’s Affiliates that involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by 4Front pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect 4Front’s right to indemnification hereunder. 4Front shall control the contest or resolution of any Tax Claim; provided, however, that 4Front shall obtain the prior written consent of the Shareholder (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Shareholder shall be entitled to participate in the defense of such claim and to employ counsel of his choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Shareholder.

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Section 6.07   Cooperation and Exchange of Information. The Shareholder, the Company and 4Front shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Shareholder, the Company and 4Front shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Shareholder, the Company or 4Front (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

Section 6.08   Tax Treatment of Merger and Indemnification Payments.

(a)       For U.S. federal income Tax purposes, the parties intend that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). No party hereto or any of their Affiliates shall take any position contrary to the Intended Tax Treatment on any Tax Return or in connection with any audit, assessment, Tax Claim, action or other Tax proceeding with any taxing authority; provided, however, that each party has relied on its own independent Tax advisors relating to the Intended Tax Treatment of the transactions contemplated by this Agreement, including the Merger, and no party is relying on another party with respect to the same.

(b)       Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.

Section 6.09   Payments to 4Front. Any amounts payable to 4Front or any other 4Front Indemnitee pursuant to this Article VI shall be satisfied by the Shareholder.

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Section 6.10   FIRPTA Statement. On the Closing Date, the Company shall deliver to 4Front a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c)) (the “FIPRTA Statement”).

Section 6.11   Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.12 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.12   Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

Article VII
Conditions to closing

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)       This Agreement shall have been duly adopted by the Shareholder.

(b)       No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c)       The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.02, in form and substance reasonably satisfactory to 4Front, and no such consent, authorization, order and approval shall have been revoked.

(d)       The Real Estate Acquisition shall have been consummated (or will be consummated simultaneously with the transactions contemplated by this Agreement) in accordance with the terms and conditions of the Real Estate MIPA.

Section 7.02   Conditions to Obligations of 4Front and Merger Sub. The obligations of 4Front and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or 4Front’s waiver, at or prior to the Closing, of each of the following conditions:

(a)       Other than the representations and warranties of the Company and the Shareholder contained in Section 3.01, Section 3.02, Section 3.03, and Section 3.14, the representations and warranties of the Company and the Shareholder contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company and the Shareholder contained in Section 3.01, Section 3.02, Section 3.03, and Section 3.14 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

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(b)       The Company and the Shareholder shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date.

(c)       No Action shall have been commenced against 4Front, Merger Sub or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)       All approvals, consents and waivers that are listed on Section 3.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to 4Front at or prior to the Closing.

(e)       The Company and the Shareholder shall have delivered each of the closing deliverables set forth in Section 2.04(a).

Section 7.03   Conditions to Obligations of the Company and the Shareholder. The obligations of the Company and the Shareholder to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Shareholder’s waiver, at or prior to the Closing, of each of the following conditions:

(a)       Other than the representations and warranties of 4Front and Merger Sub contained in Section 4.01 and Section 4.04, the representations and warranties of 4Front and Merger Sub contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of 4Front and Merger Sub contained in Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

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(b)       4Front and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date. 4Front shall have filed or caused the proper filing of the Form 9 as required to report the issuance of the Consideration Shares.

(c)       No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)       4Front shall have delivered each of the closing deliverables set forth in Section 2.04(b).

Article VIII
Indemnification

Section 8.01   Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.12, which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02   Indemnification By The Shareholder. Subject to the other terms and conditions of this Article VIII, including the limitations set forth in Section 8.04, the Shareholder shall indemnify and defend each of 4Front and its Affiliates (including, without limitation, the Surviving Corporation) and their respective Representatives (collectively, the “4Front Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the 4Front Indemnitees based upon, arising out of, with respect to or by reason of:

(a)       any inaccuracy in or breach of any of the representations or warranties of the Company or the Shareholder contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or the Shareholder pursuant to this Agreement (other than in respect of Section 3.12, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

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(b)       any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or the Shareholder pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI); or

(c)       any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing, to the extent not paid or satisfied by the Company or the Shareholder at or prior to the Closing, or if paid by 4Front or Merger Sub at or prior to the Closing, to the extent not deducted in the determination of Merger Consideration payable to the Shareholder.

Section 8.03   Indemnification By 4Front. Subject to the other terms and conditions of this Article VIII, including the limitations set forth in Section 8.04, 4Front shall indemnify and defend each of the Shareholder and his Affiliates and their respective Representatives (collectively, the “Shareholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Shareholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a)       any inaccuracy in or breach of any of the representations or warranties of 4Front or Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of 4Front or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)       any breach or non-fulfillment of any covenant, agreement or obligation to be performed by 4Front or Merger Sub pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI).

Section 8.04   Certain Limitations. The indemnification provided for in Section 8.02, Section 8.03, and Article VI shall be subject to the following limitations:

(a)       The Shareholder shall not be liable to the 4Front Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds Two Hundred Thousand Dollars ($200,000.00 USD) (the “Basket”), in which event the Shareholder shall be required to pay or be liable for all such Losses from the first dollar (provided, however, that the Basket shall not apply with respect to Losses arising out of breaches of Section 3.01, Section 3.02, Section 3.03 or Section 3.14). The aggregate amount of all Losses for which the Shareholder shall be liable pursuant to Section 8.02(a), Article VI, and Section 8.02(a) of the Real Estate MIPA shall not exceed the Cap as defined in the Real Estate MIPA (the “Cap”).

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(b)       4Front shall not be liable to the Shareholder Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event 4Front shall be required to pay or be liable for all such Losses from the first dollar (provided, however, that the Basket shall not apply with respect to Losses arising out of breaches of Section 4.01 or Section 4.04). The aggregate amount of all Losses for which 4Front shall be liable pursuant to Section 8.03(a) and Section 8.03(a) of the Real Estate MIPA shall not exceed the Cap.

(c)       For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(d)       In the event that the subject matter of any claim by 4Front Indemnitees for indemnification under Section 8.02 is covered by any insurance (including title insurance) held by 4Front, the Company, the Surviving Corporation and/or any of their respective Affiliates (following the Closing) or any third party indemnification agreement or the like to which 4Front, the Surviving Corporation and/or any of their respective Affiliates (following the Closing) is a beneficiary, the amount for which such 4Front Indemnitee is entitled to indemnification under Section 8.02 shall be reduced by the amount of insurance or other indemnification proceeds actually received (net of any costs or expenses incurred in obtaining such recoveries, including any increases in insurance premiums reasonably attributable to the applicable claim). In the event that any 4Front Indemnitee receives insurance proceeds after being paid by the Shareholder with respect to an indemnifiable matter under Section 8.02, 4Front Indemnitee in receipt of such insurance proceeds will remit such proceeds to the Shareholder (net of any costs or expenses incurred in obtaining such recoveries, including any resulting increases in insurance premiums); provided that the remittance of such insurance proceeds shall not exceed the amount previously paid by the Shareholder with respect to such matter. For the avoidance of doubt, (i) nothing in this section shall be deemed to waive or limit the subrogation rights of any insurer and (ii) nothing in this section shall be deemed to impose any obligation on 4Front or the Surviving Corporation to pursue recovery from any such insurance or third-party agreement, nor to maintain any of the same.

Section 8.05   Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. For purposes of this Article VIII, (i) if 4Front (or any other 4Front Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to the Shareholder, and (ii) if 4Front comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to the Shareholder.

(a)       Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is the Shareholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (i) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (ii) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (y) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (z) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Shareholder and 4Front shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b)       Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

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(c)       Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)       Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.12 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 8.06   Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15-Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to eight percent (8%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

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Section 8.07   Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 8.08   Exclusive Remedies. Subject to Section 5.12 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

Article IX
Termination

Section 9.01   Termination. This Agreement may be terminated at any time prior to the Closing:

(a)       by the mutual written consent of 4Front and the Shareholder;

(b)       by 4Front by written notice to the Shareholder if:

(i)       none of 4Front or Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company or the Shareholder pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by the Company within ten (10) days of the Shareholder’s receipt of written notice of such breach from 4Front; or

(ii)       any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2021 (which date may be extended by either 4Front or the Shareholder upon written notice to the other party if and as needed to obtain any approval(s) required from the CCC or any other Governmental Authority in connection with the transactions contemplated by this Agreement or the Real Estate MIPA) (as applicable, the “Outside Closing Deadline”), unless such failure shall be due to the failure of 4Front or Merger Sub to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

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(c)       by the Shareholder by written notice to 4Front if:

(i)       neither the Company nor the Shareholder is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by 4Front or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by 4Front or Merger Sub within 10 days of 4Front’s receipt of written notice of such breach from the Shareholder; or

(ii)       any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Closing Deadline, unless such failure shall be due to the failure of the Company or the Shareholder to perform or comply with any of the covenants, agreements or conditions hereof or of the Real Estate MIPA to be performed or complied with by it prior to the Closing; or

(d)       by 4Front or the Shareholder if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02   Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)       as set forth in this Article IX and Article X hereof;

(b)       4Front shall, within 10 Business Days following the effective date of such termination, pay to the Company an amount in cash or other immediately available funds equal to the Inventory Payment Amount (as adjusted pursuant to Section 2.14, if and as applicable) with respect to the Actual Product Quantity transferred and delivered to 4Front and its Affiliates, in compliance with all applicable Laws, prior to or in connection with the termination of this Agreement; and

(c)       that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

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Article X
Miscellaneous

Section 10.01   Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Notwithstanding anything else contained herein to the contrary, the filing fee for the Change of Ownership and Control Application with the CCC shall be borne and paid for by 4Front.

Section 10.02   Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to the Company or the Shareholder:	New England Cannabis Corporation, Inc. Attention: Kenneth V. Stevens, President 156 Diablo Road, Suite 300 Danville, CA 94526 Email: matken@earthlink.net

With a copy to (which shall not constitute valid notice to the Company or the Shareholder:	Vicente Sederberg LLP 800 Boylston Street, 26th Floor Boston, MA 02199 Attention: Jeremy Shaw Email: jeremy@vicentesederberg.com
If to 4Front or Merger Sub:	4Front Ventures Corp. 5060 N. 40th Street Suite 120 Phoenix, AZ 85018 Attention: Leonid Gontmakher, CEO Email: leo@4frontventures.com
with a copy to (which shall not constitute valid notice to 4Front or Merger Sub):	Snell & Wilmer L.L.P. One Arizona Center 400 E. Van Buren Street, Suite 1900 Phoenix, AZ 85004-2202 Attention: Jeffrey A. Scudder, P.C. Email: jscudder@swlaw.com

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Section 10.03   Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04   Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05   Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.12(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06   Entire Agreement. This Agreement, the Real Estate MIPA and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07   Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08   No Third-party Beneficiaries. Except as provided in Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 10.09   Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by all of the parties hereto at any time prior to the Effective Time. Any failure of 4Front or Merger Sub, on the one hand, or the Company or the Shareholder, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Shareholder (with respect to any failure by 4Front or Merger Sub) or by 4Front (with respect to any failure by the Company or the Shareholder), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.10   Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)       This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction).

(b)       ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS IN EACH CASE LOCATED IN SUFFOLK COUNTY, MASSACHUSETTS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

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Section 10.11   Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

4817-8152-4729.10	48

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

NEW ENGLAND CANNABIS CORPORATION, INC.

By:
Name:	Kenneth V. Stevens
Title:	President

SHAREHOLDER:

By:
Name:	Kenneth V. Stevens

[Signature Page to Project Mayflower Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

4FRONT:

4FRONT VENTURES CORP.

By:
Name:	Leonid Gontmakher
Title:	Chief Executive Officer

MERGER SUB:

4FRONT NECC ACQUISITION CO.

By:
Name:	Leonid Gontmakher
Title:	President

[Signature Page to Project Mayflower Agreement and Plan of Merger]

EXHIBIT A

Seller Note

(See attached)

4817-8152-4729.10

Final Form

PROMISSORY NOTE AND PLEDGE AGREEMENT

USD$5,000,000.00	[__________], 2021

For value received, [4Front Ventures Corp., a corporation amalgamated under the laws of the Province of British Columbia, Canada (“4Front”), and Mission Partners RE, LLC, a Delaware limited liability company (“Mission Partners RE” and collectively with 4Front, “Maker”)],[1] jointly and severally promise to pay to the order of Kenneth V. Stevens, an individual residing in the Commonwealth of Massachusetts (“Holder”), or his permitted transferees or assigns, in lawful money of the United States of America and in immediately available funds, the aggregate principal amount of Five Million Dollars and No/100 Cents (USD$5,000,000.00), together with interest thereon calculated as provided below, in accordance with, and subject to, the provisions of this Promissory Note and Pledge Agreement (this “Note and Pledge”).

1.       Membership Interest Purchase Agreement. This Note and Pledge is being executed in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of October [__], 2021 (the “Merger Agreement”), by and among Holder, Mission Partners and 4Front, and is subject to the provisions thereof. Initially capitalized terms used but not defined in this Note and Pledge have the meanings assigned to such terms in the Merger Agreement.

2.       Maturity Date; Prepayments. The outstanding principal amount of this Note and Pledge, all accrued but unpaid interest thereon, and all other amounts payable under this Note and Pledge shall be due and payable on the second (2nd) anniversary of the date of this Note and Pledge (the “Maturity Date”). Maker may prepay its obligations under this Note and Pledge in whole or in part, at any time or from time to time, without penalty or premium, by paying the outstanding principal amount together with all accrued but unpaid interest thereon.

3.       Interest. Except as otherwise provided herein, the outstanding principal amount of this Note and Pledge shall bear interest at an annual rate of ten percent (10%) from the date hereof until such time as Maker’s obligations under this Note and Pledge are paid in full, whether at maturity, upon acceleration, by prepayment or otherwise. Interest shall be payable monthly in arrears to Holder within ten (10) days after the end of each calendar month. All computations of interest shall be made on the basis of a year of 365/366 days, as the case may be, and the actual number of days elapsed.

4.       Payment Mechanics. All payments of interest and principal shall be made in lawful money of the United States of America on the date on which such payment is due by wire transfer of immediately available funds to Holder’s account at a bank specified by Holder in writing to Maker from time to time. All payments made hereunder shall be applied first, to the payment of any fees or charges outstanding hereunder, second, to accrued but unpaid interest and third, to the payment of the principal amount outstanding under this Note and Pledge. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note and Pledge.

1 S&W NTD: To confirm whether consent of LI Lending or any other party(ies) is needed in connection with issuance of this Note and Pledge.

4841-4882-1500.4

5.       Representations and Warranties of Maker. 4Front and Mission Partners RE hereby jointly and severally represent and warrant to Holder as follows:

(a)       4Front is a corporation duly amalgamated, validly existing and in good standing under the laws of the Province of British Columbia, Canada. Mission Partners RE is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)       Each of 4Front and Mission Partners RE has the power and authority, and the legal right, to execute and deliver this Note and Pledge, and to perform its obligations hereunder.

(c)       The execution and delivery of this Note and Pledge by each of 4Front and Mission Partners RE, and the performance of 4Front’s and Mission Partners RE’s obligations hereunder, have been duly authorized by all necessary action in accordance with all applicable laws. Each of 4Front and Mission Partners RE has duly executed and delivered this Note and Pledge.

(d)       No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in order for 4Front or Mission Partners RE to execute, deliver or perform any of its obligations under this Note and Pledge.

(e)       The execution and delivery of this Note and Pledge, and the consummation by each of 4Front and Mission Partners RE of the transactions contemplated hereby, do not and will not (i) violate any provision of the organizational documents of 4Front or Mission Partners RE; (ii) violate any law or governmental order applicable to 4Front or Mission Partners RE (or by which any of their respective properties or assets may be bound); or (iii) constitute a default under any material agreement or contract by which 4Front or Mission Partners RE may be bound.

(f)       This Note and Pledge is a valid, legal and binding obligation of each of 4Front and Mission Partners RE, enforceable against each of 4Front and Mission Partners RE in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.       Covenants of Maker. Until such time as all of Maker’s obligations under this Note and Pledge have been paid in full, each of 4Front and Mission Partners RE covenants and agrees that it will not:

(a)       create, incur, assume or suffer to exist any indebtedness secured by the Pledged Interest (as defined below) or the real property, building, improvements and fixtures located at 29 Everett Street, Holliston, Massachusetts 01746 (collectively, the “Holliston Facility”);

4841-4882-1500.4	2

(b)       create, incur, assume or suffer to exist any Encumbrances on the Pledged Interest or the Holliston Facility (except for Permitted Encumbrances);

(c)       sell, transfer or otherwise dispose of the Pledged Interest or the Holliston Facility (except for transfers to wholly owned subsidiaries of 4Front); or

(d)       enter into any contract or arrangement expressly prohibiting or limiting Maker’s ability to pay its obligations under this Note and Pledge in accordance with the terms hereof.

7.       Events of Default; Remedies. The existence or occurrence of one or more than one of the following events shall constitute an “Event of Default” under this Note and Pledge:

(a)       the failure by Maker to make any payment of principal when due under this Note and Pledge in accordance with the terms hereof;

(b)       the failure by Maker to make any payment of interest due under this Note and Pledge in accordance with the terms hereof within five (5) days of written notice from Holder to Maker;

(c)       any representation or warranty made or deemed made by Maker to Holder herein is incorrect in any material respect on the date as of which such representation or warranty was made or deemed made;

(d)       Maker fails to observe or perform any material covenant, obligation, condition or agreement contained in this Note and Pledge, other than the covenants specified in clauses (a) and (b) above, and such failure continues for thirty (30) days after written notice to Maker;

(e)       the involuntary filing against or voluntary filing by Maker of a petition or application for relief under federal bankruptcy law or any similar state or federal law, or the issuance of any writ of garnishment, replevin, execution or attachment for service with respect to Maker or any property of Maker, provided that such receiver, trustee, custodian, conservator, bankruptcy petition, writ of garnishment, replevin, execution or attachment is not removed or dismissed within sixty (60) days of issuance;

(f)       the failure by Maker to provide Holder with written notice of the occurrence of any of the events in the foregoing clause (e) within five (5) days of Maker becoming aware of such event.

Upon the occurrence of any Event of Default: (i) the entire unpaid principal balance due and owing under this Note and Pledge, together with all accrued but unpaid interest thereon, and all other amounts payable hereunder, shall, at the option of Holder upon written notice to Maker, immediately become due and payable, and (ii) Holder shall have and may exercise any and all rights and remedies available at law or in equity and also any and all rights and remedies provided in this Note and Pledge or under applicable law.

4841-4882-1500.4	3

8.       Additional Security for Maker’s Obligations.

(a)       Pledge. Mission Partners RE (“Pledgor”) hereby pledges to Holder, and grants to Holder a security interest in, Pledgor’s entire membership interest in 29 Everett Street LLC, a Massachusetts limited liability company (the “Pledged Interest”), as security for the prompt and complete payment of the unpaid principal of and interest on this Note and Pledge when such amounts become due and payable from time to time in accordance with the terms and provisions hereof. Pledgor shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Pledged Interest against and take such other action as is necessary to remove, any lien on the Pledged Interest, or any portion thereof, and shall not otherwise sell, transfer or encumber the Pledged Interest without the prior written consent of Holder.

(b)       Delivery of Pledged Interest. Upon the execution of this Note and Pledge, Pledgor shall deliver to Holder the certificate(s) representing the Pledged Interest (to the extent such Pledged Interest is certificated), together with duly executed forms of assignment sufficient to transfer title thereto to Holder. Pledgor authorizes Holder to take such action as may be necessary or desirable to record the pledge granted hereunder, including, without limitation, filing appropriate financing statements to record the security interests granted hereby. To the extent that the Pledged Interest is not currently certificated but one or more certificates are issued in the future representing the Pledged Interest, Pledgor covenants and agrees to promptly deliver to Holder such certificate(s), together with duly executed forms of assignment sufficient to transfer title thereto to Holder.

(c)       Voting Rights; Cash Distributions. Notwithstanding anything to the contrary contained herein, until such time as there exists an Event of Default hereunder, Pledgor shall be entitled to all voting rights (if any) with respect to the Pledged Interest and, shall be entitled to receive all distributions paid in respect of the Pledged Interest, if any.

(d)       Distributions of Interests. If, prior to the Maturity Date, Pledgor becomes entitled to receive or receives any securities or other non-cash property in addition to, in substitution of, or in exchange for the Pledged Interest (whether as a distribution in connection with any recapitalization, reorganization or reclassification, a distribution or otherwise), Pledgor shall accept such securities or other property on behalf of and for the benefit of Holder as additional security for Pledgor’s obligations hereunder and shall promptly deliver such additional security to Holder, together with duly executed forms of assignment, and such additional security shall be deemed to be part of the Pledged Interest hereunder.

(e)       Default. This Note and Pledge constitutes a security agreement for purposes of the Uniform Commercial Code in all relevant jurisdictions. If an Event of Default occurs hereunder, Holder may exercise any and all rights, powers and remedies of any owner of the Pledged Interest (including the right to vote the Pledged Interest and receive distributions with respect to such Pledged Interest) and shall have and may exercise without demand any and all of the rights and remedies granted to a secured party upon default under the Uniform Commercial Code of the Commonwealth of Massachusetts or otherwise available to Holder under applicable law.

4841-4882-1500.4	4

9.       Payment of Indebtedness and Release of Pledged Interest. Upon payment in full of the indebtedness evidenced by this Note and Pledge, Holder shall take all necessary action required to release any security interests Holder has with respect to the Pledged Interest.

10.       Waiver of Presentment. Maker, on behalf of itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note and Pledge, and expressly agrees that this Note and Pledge, or any payment hereunder, may be extended from time to time and that Holder may accept security for this Note and Pledge or release security for this Note and Pledge, all without in any way affecting the liability of Maker hereunder.

11.       Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note and Pledge may be amended and Maker may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if Maker has obtained the prior written consent of Holder.

12.       Further Assurances. Maker agrees that at any time and from time to time upon the written request of Holder, Maker will execute and deliver such further documents and do such further acts and things as Holder may reasonably request in order to effect the purpose of this Note and Pledge.

13.       Replacement. Upon receipt of evidence reasonably satisfactory to Maker of the ownership and the loss, theft, destruction or mutilation of this Note and Pledge and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to Maker, or, in the case of any such mutilation, upon the surrender of this Note and Pledge to Pledgor, Maker shall execute and deliver, in lieu thereof, a new Note and Pledge representing the same rights represented by such lost, stolen, destroyed or mutilated Note and Pledge and dated so that there will be no loss of interest on such Note and Pledge. Any Note and Pledge in lieu of which any such new Note and Pledge has been so executed and delivered by Maker shall not be deemed to be an outstanding Note and Pledge for any purpose.

14.       Severability. Any provision of this Note and Pledge which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.       No Waiver. Holder shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by an officer or director of Holder, and then only to the extent therein set forth. A waiver by Holder of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Holder would otherwise have on any future occasion. No failure to exercise or any delay in exercising on the part of Holder, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4841-4882-1500.4	5

16.       Governing Law; Jurisdiction.

(a)       This Note and Pledge shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction).

(b)       ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS NOTE AND PLEDGE OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS IN EACH CASE LOCATED IN SUFFOLK COUNTY, MASSACHUSETTS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS NOTE AND PLEDGE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS NOTE AND PLEDGE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS NOTE AND PLEDGE CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (2) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (3) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (4) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS NOTE AND PLEDGE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16(c).

17.       Attorney’s Fees and Costs. In the event of any legal action to enforce any provision of this Note and Pledge, the prevailing party in such action shall be entitled to all of its reasonable attorney’s fees and costs incurred in connection with such enforcement action.

4841-4882-1500.4	6

18.       Successors and Assigns. This Note and Pledge shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

19.       Counterparts. This Note and Pledge may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Note and Pledge delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Note and Pledge.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

4841-4882-1500.4	7

IN WITNESS WHEREOF, each of 4Front and Mission Partners RE has executed and delivered this Promissory Note and Pledge Agreement as of the date first written above.

4FRONT:

4FRONT VENTURES CORP.

By:
Name:	Leonid Gontmakher
Title:	Chief Executive Officer

MISSION PARTNERS RE:

MISSION PARTNERS RE, LLC

By:	Mission Partners USA, LLC
Its:	Sole Member

By:
Name:	Leonid Gontmakher
Title:	Authorized Signatory

[Signature Page to Project Mayflower Promissory Note and Pledge Agreement]

ACCEPTED BY HOLDER:

By:
Name:	Kenneth V. Stevens

[Signature Page to Project Mayflower Promissory Note and Pledge Agreement]